Media: Mardi Larson, 612.928.0202
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COLLECTIVE BRANDS NAMES LUANN VIA FROM LANE BRYANT AND CACIQUE AS NEW PRESIDENT AND CEO OF PAYLESS SHOESOURCE UNIT

TOPEKA, Kan., July 9, 2008 - Collective Brands, Inc. (NYSE:PSS) announced today that it has named LuAnn Via, most recently group divisional president of Charming Shoppes’ Lane Bryant and Cacique retail chains, as president and chief executive officer of Payless ShoeSource, Inc., reporting to Matthew Rubel, chairman and chief executive officer of Collective Brands, Inc.

Via succeeds Rubel as the leader of the Payless business unit, who has served in the role since joining the company in June 2005. Rubel has significantly expanded his role with last year’s acquisition of Collective Licensing International and The Stride Rite Corporation, which together with Payless ShoeSource, formed Collective Brands, Inc.

Via will begin at Payless later this month and be responsible for leading all day-to-day operations of the retail unit, including merchandising, marketing and retail operations for the more than 4,500 store chain, which includes stores in the United States, Canada, Central America, the Caribbean and South America. Via and her team also are directly supported by shared Collective Brands Inc. corporate functions, including finance, information technology, human resources, store development, law and the global supply chain team, which includes the New York Design Center, a group of footwear and accessories designers that create the seasonal collections for Payless.

“We are thrilled to have LuAnn join our executive team in the critical role as president and CEO of Payless ShoeSource -- the largest business unit in our company,” said Rubel. “She has a strong background in trend merchandising, especially in footwear and accessories. LuAnn is a well grounded and seasoned retail executive who has proven success as a leader of both large department stores and specialty chains. We look forward to her valuable contributions to the Payless team to continue our path and strategy to democratize fashion in footwear and accessories and build a House of Brands retailer well known for inspiring fun fashion possibilities for the family.”

Most recently, since June 2007, Via served as group divisional president of Charming Shoppes’ Lane Bryant and Cacique chains. Just prior, from January 2006 to June 2007, she served as president of Charming Shoppes’ Catherine Stores. She worked at Sears, Roebuck and Company from 2003 to 2006, serving as vice president and general merchandising manager for the retailer’s footwear, accessories, fine jewelry and intimate apparel business. She served as senior vice president, general merchandising product development from 1998 to 2003 at Saks, Incorporated, where she was responsible for the product development of the stores’ private brands. From 1992 to 1998 she served as executive vice president at Trade Am International, managing its handbag business; from 1990 to 1992 Via was senior vice president and general merchandising manager at The Shoe Box/The Shoe Gallery; and from 1985 to 1990 she was at Rich’s Division of Federated Department Stores first as a handbag buyer and, beginning in 1988, as divisional vice president and merchandise manager for accessories. Via began her career in 1974 as an assistant dress buyer at Adam, Meldrum and Anderson Company.

About Payless ShoeSource
Payless ShoeSource, Inc., a unit of Collective Brands, Inc., is the largest specialty family footwear retailer in the Western Hemisphere and is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of first quarter 2008, the company operated more than 4,500 stores. In addition, customers can buy shoes over the Internet through Payless.com® at www.payless.com.

Collective Brands, Inc. (NYSE: PSS) is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The company operates three strategic units covering a powerful brand portfolio, as well as multiple price points and selling channels including retail, wholesale, ecommerce and licensing. Collective Brands, Inc. includes Payless ShoeSource, focused on democratizing fashion and design in footwear and accessories through its more than 4,500-store retail chain, with its brands American Eagle™, Airwalk®, Dexter®, Champion® and designer collections Abaeté for Payless, Lela Rose for Payless and alice + olivia for Payless, among others; Stride Rite, focused on lifestyle and athletic branded footwear and high-quality children’s footwear sold primarily through wholesaling, with its brands including Stride Rite®, Keds®, Sperry Top-Sider®, Robeez®, and Saucony®, among others; and Collective Licensing International, the brand development, management and global licensing unit, with such youth lifestyle brands as Airwalk®, Vision Street Wear®, Lamar®, Sims®, LTD®, genetic®, Dukes™, Rage®, Ultra-Wheels®, and Skate Attack®. Information about, and links for shopping on, each of the Collective Brand’s units can be found at http://www.collectivebrands.com.
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